Exhibit 99.1

Southern Trust Securities Holding Corp. Announces Effectiveness of Resale Registration Statement

Miami –  December 18/ (BUSINESS WIRE) – Southern Trust Securities Holding Corp. (“STS” or the “Corporation”) a financial services holding corporation, announced today that the Securities and Exchange Commission (“SEC”) declared its resale registration statement relating to the offer and sale by selling shareholders of up to 10,624,430 shares of the Company's common stock effective at 4:00 pm EST on Friday, December 14, 2007. This registration statement was originally filed with the SEC on December 3, 2007.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities referred to herein, nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Investors are advised to carefully consider the investment objectives, risks and charges and expenses of the Corporation before investing. The prospectus dated December 14, 2007, contains, and any related prospectus supplement, when available, will contain this and other information about the Corporation and should be read carefully before investing.

STS, based in Coral Gables, Florida, is a holding company formed in 1998, which has two wholly-owned subsidiaries: Capital Investment Services, Inc., an introducing broker/dealer which is a member of FINRA/SIPC and CIS Asset Management, Inc., a registered investment adviser.

CIS manages financial portfolios for individuals, pension funds, retirement plans, foundations, trusts and corporations. CIS offers its clients access to all major domestic and international securities and options exchanges, as well as trading in fixed income products, options, corporate, government, agencies, municipals, and emerging market debt.  CIS also has an investment banking group which focuses on merger and acquisition services, private placements convertible into publicly traded shares, and private placements bridging to public offerings through reverse mergers into publicly traded shell corporations.

Forward- Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Corporation’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Corporation's Registration Statement on Form SB-2 as filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Corporation’s business, including but not limited to the risks and uncertainties associated with operating a financial services holding company and other significant factors that could affect the Corporation's actual results. Except as otherwise required by federal securities laws, the Corporation undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.

Southern Trust Securities Holding Corp.

Robert Escobio

Chief Executive Officer

305-446-4800